Exhibit 107

CALCULATION OF FILING FEES TABLE

FORM S-3

(Form Type)

Allarity Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other	18,529,000	$0.165	$3,057,285	0.00014760	$451
Total Offering Amounts					$3,057,285		$451
Total Fee Offsets					—		—
Net Fee Due							$451

(1)	This registration statement, to which this exhibit is attached, (the “Registration Statement”) registers 18,529,000 shares of common stock, par value $0.0001 per share (“Common Stock”) that will become issuable upon conversion of the Selling Stockholders’ 35,000 shares of our Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (“Preferred Stock”) of Allarity Therapeutics, Inc. to be offered for resale by the Selling Stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover any additional shares of Common Stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share is based on the average of the high and the low prices of Common Stock, as reported on the Nasdaq Capital Market on August 27, 2024.